EX‑35.4

(logo) Prudential

Prudential Asset Resources

Prudential Mortgage Capital Company

2100 Ross Avenue, Suite 2500, Dallas TX 75201

Tel 214 777-4500

A business of Prudential Financial, Inc.

Wells Fargo Bank, National Association

Attn: Commercial Mtg Servicing

MAC 01086-120

550 South Tryon Street, 14th Floor

Charlotte, NC 28202

RE:        RBS Commercial Funding Inc., Commercial Mortgage Pass-Through Certificates, Series 2014-C23 Period: September 1, 2014 to December 31, 2014 (the "Reporting Period")

Annual Compliance Statement

I, Hal Collett, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Pooling and Servicing Agreement, (the "Agreement") dated as of September 1, 2014 pertaining to the above-referenced certificates, that:

(i)         a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii)        to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of March 19, 2015

/s/ Hal Collet

Hal Collett

President and Managing Director

Prudential Asset Resources, Inc.